GuideStone Funds
Medium Duration Bond Fund (604094) (the "Fund")

CUSIP: 89378TAB9
Quarterly Report from Adviser for the Quarter Ending 3/31/2011


PROCEDURES PURSUANT TO RULE 10f-3*



(1)	Name of Underwriters

Barclays Capital
Goldman Sachs International


(2)	Name of Issuer

TRANSNET LTD


(3)	Title of Security

SAFTRA4 1/2 02/16


(4)	Date of Prospectus or First Offering

2/3/2011


(5)	Amount of Total Offering  ($)

750,000,000




(6)	Unit Price

99.443


(7)	Underwriting Spread or Commission

0.075%


(8)	Rating

A3/NA


(9)	Maturity Date

2/10/2016


(10)	Current Yield

4.437%


(11)	Yield to Maturity

4.626%



(12)	Subordination Features

Sr Unsecured


*Rule 10f-3 procedures allow the Fund under certain conditions to purchase securities during the existence of an underwriting or selling syndicate, a principal underwriter of which is Goldman, Sachs & Co. or any of its affiliates or a principal underwriter of which is an officer, director, member of an advisory board, investment adviser or employee of Goldman Sachs Trust.



(13)	Nature of Political Entity, if any, including, in the
case of revenue bonds, underlying entity supplying the revenue

N/A



(14)	Total Par Value of Bonds Purchased

500,000




(15)	Dollar Amount of Purchases ($)

497,215






(16)	Number of Shares Purchased

500,000




(17)	Years of Continuous Operation
(excluding municipal securities; see (25)(d) below)

The company has been in
continuous operation for greater
than three years.



(18)	% of Offering Purchased by Fund

0.067%



(19)	% of Offering Purchased by all other GSAM-managed
Portfolios and Accounts

5.343%



(20)	Sum of (18) and (19)**

5.41%





(21)	% of Fund's Total Assets applied to Purchase

0.24%





(22)	Name(s) of Underwriter(s) or Dealer(s) from whom
Purchased

Barclays




(23)	Is the Adviser, any Subadviser or any person of which
the Adviser or Subadviser is an "affiliated person", a Manager or Co-Manager of the Offering?

Yes ___X____     No________



(24)	Were Purchases Designated as Group Sales or
otherwise allocated to the Adviser, any Subadviser or any person of which the Adviser or Subadviser is an "affiliated person"?

Yes_________  No ___X_____



(25)	Have the following conditions been satisfied:






(a)	The securities were part of an issue
registered under the Securities Act of 1933, as amended, which is being offered to the public, or were U.S. government securities, as defined in Section 2(a)(16) of the Securities Exchange Act of 1934, or were municipal securities as defined in Section
3(a)(29) of the Securities Exchange Act of
1934 or were securities sold in an Eligible
Foreign Offering or were securities sold in an Eligible Rule 144A Offering?

Yes___X____   No_________





** May not exceed, when added to purchases of other investment companies advised by Goldman Sachs Asset Management, L.P. ("GSAM") or Goldman Sachs Asset Management International
("GSAMI"), and any
other purchases by other accounts with
respect to which GSAM or GSAMI has investment discretion if it exercised such investment discretion with respect to the purchase, 25% of the principal amount of the class of securities being offered, except that in the case of an Eligible Rule 144A Offering this percentage may not exceed 25% of the total of (A) the principal amount of the class of securities being offered that is sold by underwriters or members of the selling syndicate to Qualified Institutional Buyers ("QIBs") plus (B) the principal amount of the class of securities being offered in any concurrent offering.


(b)	The securities were purchased prior to the
end of the first day on which any sales to the public were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities
(except, in the case of an Eligible Foreign
Offering, for any rights to purchase
required by law to be granted to existing security holders of the issue) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.

Yes___X___    No_________




(c)	The underwriting was a firm commitment
underwriting?

Yes___X___   No_________



                 With respect to any issue of securities
other than Eligible Municipal Securities, was the issuer of such securities to be purchased in continuous operation for not less than three years, including the operation of any predecessors; or with respect to any issue of
Eligible Municipal Securities to be
purchased, were the securities sufficiently liquid that they could to be sold at or near their carrying value within a reasonably short period of time and either: (i) were subject to no greater than moderate credit risk; or (ii) if the issuer of the municipal securities, or the entity supplying the revenues from which the issue is to be paid, had been in continuous operation for less than three years (including the operation of any predecessors) the securities were subject to a minimal or low amount of credit risk.


Yes__N/A__    No_________




/s/ Beyrouthawit Lakew
Vice President, Goldman Sachs
4/28/2011